Investor Contacts:
Marisa Jacobs
Express, Inc.
Vice President Investor Relations
(614) 474-4465

Allison Malkin
ICR, Inc.
(203) 682-8225

Media Contact:
Marisa Jacobs
Express, Inc.
Vice President Investor Relations
(614) 474-4465

EXPRESS, INC. REPORTS SECOND QUARTER 2014 RESULTS;
INTRODUCES THIRD QUARTER OUTLOOK AND UPDATES FULL YEAR GUIDANCE

•	Second quarter comparable sales decline 5%.

•	Second quarter diluted EPS of $0.08 exceeds upper end of guidance.

•	New Express Factory Outlet stores continue to exceed expectations.

•	Full year comparable sales guidance reiterated while full year diluted EPS guidance is raised.

Columbus, Ohio - August 27, 2014 - Express, Inc. (NYSE: EXPR), a specialty retail apparel chain operating approximately 630 stores, announced its financial results for the second quarter and first six months of 2014. These results cover the thirteen and twenty-six week periods ended August 2, 2014 and compare to the thirteen and twenty-six week periods ended August 3, 2013.

Michael Weiss, the Company's Chairman and Chief Executive Officer, noted that, "In light of the difficult environment, we feel very good about the progress made during the second quarter and delivering earnings that exceeded the high end of our guidance. With 17 of our 20 Express Factory Outlet stores open for approximately four months, we are delighted to see them continuing to exceed our expectations from both a revenue and a margin contribution perspective. In our full priced retail stores, we managed promotions in a manner that enabled us to deliver merchandise margins that were better than we initially expected. As new receipts flowed in during the second quarter, certain categories reversed their declines and others grew nicely. Looking ahead to the back half of the year, the opportunity remains to drive further sequential improvements in both sales and profits, while simultaneously continuing our disciplined approach to inventory units and input costs.”

Second Quarter 2014 Operating Results:

•	Net sales decreased to $481.4 million from $490.1 million in the second quarter of 2013, a decline of 2%.

•	Comparable sales during the quarter (including e-commerce sales) decreased 5%, compared to a comparable sales increase of 6% in last year's second quarter. E-commerce sales rose 3% to $61.8 million.

•
Gross margin as a percentage of net sales declined 280 basis points compared to last year’s second quarter and represented 28.3% of net sales. Merchandise margin declined by 70 basis points and buying and occupancy costs as a percentage of sales rose by 210 basis points compared to last year’s second quarter. The merchandise margin decline was less than contemplated in May when we first estimated the impact of clearing through carried over first quarter inventory. The buying and occupancy de-leverage was primarily related to the combined impact of lower sales, higher rent, and higher depreciation and amortization expenses.

•
Selling, general, and administrative (SG&A) expenses were $121.9 million versus $119.2 million in last year's second quarter. As a percentage of net sales, SG&A expenses rose by 100 basis points to 25.3% compared to 24.3% in last year’s second quarter. This de-leveraging is attributable to the decline in sales, and also reflects additional marketing activities.

•	Operating income was $14.6 million, or 3.0% of net sales, compared to $33.4 million, or 6.8% of net sales, in the second quarter of 2013.

•
Income tax expense was $1.8 million, at an effective tax rate of 20.6%, compared to $11.2 million, at an effective tax rate of 39.7% in last year's second quarter. This year’s rate reflects a benefit of $1.7 million or $0.02 per share associated with the completion of a multi-year tax examination.

•	Net income was $6.9 million, or $0.08 per diluted share. This compares to net income of $16.9 million, or $0.20 per diluted share, in the second quarter of 2013.

•	Real estate activity for the second quarter of 2014 is detailed in Schedule 4.

Twenty-Six Week Period Operating Results:

•	Net sales decreased 6% to $942.1 million from $999.4 million in the prior year period.

•
Comparable sales during the period (including e-commerce sales) decreased 8%, compared to a 3% comparable sales increase in the prior year period. E-commerce sales of approximately $130 million were flat.

•
Gross margin declined to 29.0% of net sales compared to 32.4% in the prior year period. Merchandise margin declined 60 basis points and buying and occupancy costs as a percentage of sales increased 280 basis points.

•	SG&A expenses were $244.8 million versus $231.8 million in the prior year period. This represented 26.0% of net sales, compared to 23.2% in the same period last year.

•	Operating income was $29.6 million, or 3.1% of net sales, compared to $92.1 million, or 9.2% of net sales, in the prior year period.

•	The effective tax rate declined to 32.7% compared to 39.6% in the prior year period.

•	Net income was $12.0 million, or $0.14 per diluted share, compared to net income of $49.3 million, or $0.58 per diluted share, in the prior year period.

Second Quarter 2014 Balance Sheet Highlights:

•	Cash and cash equivalents totaled $253.3 million versus $234.3 million at the end of 2013’s second quarter.

•	Capital expenditures totaled $59.5 million for the twenty-six weeks ended August 2, 2014 compared to $45.5 million for the twenty-six weeks ended August 3, 2013.

•
Inventory was $239.9 million, a decrease of 1%, compared to $241.9 million at the end of the second quarter of 2013. Inventory per square foot was down 4% compared to the comparable period in 2013. The inventory balance at the end of the second quarter of 2014 includes approximately $12.5 million related to Express Factory Outlet stores.

2014 Guidance:

The table below compares the Company's projected results for the thirteen week period ended November 1, 2014 to the actual results for the thirteen week period ended November 2, 2013

	Third Quarter 2014 Guidance	Third Quarter 2013 Actual Results
Comparable Sales	Negative low single digits	5%
Effective Tax Rate	Approximately 40%	39.2%
Interest Expense, Net	Approximately $6 million	$4.9 million
Net Income	$11 to $15 million	$19.3 million
Diluted Earnings Per Share (EPS)	$0.13 to $0.18	$0.23
Weighted Average Diluted Shares Outstanding	84.7 million	84.6 million

See Schedule 4 for projected real estate activity.

The table below compares the Company's projected results for the fifty-two week period ended January 31, 2015 to the actual results for the fifty-two week period ended February 1, 2014.

	Full Year 2014 Guidance	Full Year 2013 Actual Results
Comparable Sales	Negative mid single digits	3%
Effective Tax Rate	Approximately 39%	39.7%
Interest Expense, Net	Approximately $24 million	$19.5 million
Net Income	$72 to $80 million	$116.5 million
Diluted EPS	$0.85 to $0.95	$1.37
Weighted Average Diluted Shares Outstanding	84.6 million	85.1 million
Capital Expenditures	$110 to $115 million	$105.4 million

See Schedule 4 for projected real estate activity.

Consistent with previous years, the quarterly and full year guidance excludes any non-core operating items that may occur.

Share Repurchase Program and Refinancing of Long Term Debt:
In light of Sycamore Partners' expressed interest in acquiring the Company, during the second quarter, the Company did not repurchase any shares of its stock or proceed with the refinancing of its 8 ¾% Senior Notes due 2018, which total approximately $200 million. The Company will not be making any further comments at this time regarding Sycamore Partners' expressed interest in the Company or our plans regarding refinancing or share repurchases.

Conference Call Information:
A conference call to discuss second quarter 2014 results is scheduled for Wednesday August 27, 2014, at 9:00 a.m. Eastern Time (ET). Investors and analysts interested in participating in the call are invited to dial (877) 705-6003 approximately ten minutes prior to the start of the call. The conference call will also be webcast live at: http://www.express.com/investor and remain available for 90 days. A telephone replay of this call will be available from 12:00 p.m. ET on August 27, 2014 until 11:59 p.m. ET on September 3, 2014 and can be accessed by dialing (877) 870-5176 and entering replay pin number 13587998.

About Express:
Express is a specialty apparel and accessories retailer of women's and men's merchandise, targeting the 20 to 30 year old customer. The Company has over 30 years of experience offering a distinct combination of fashion and quality for multiple lifestyle occasions at an attractive value addressing fashion needs across work, casual, jeanswear, and going-out occasions. The Company currently operates more than 600 retail and factory outlet stores, located primarily in high-traffic shopping malls, lifestyle centers, and street locations across the United States, Canada and Puerto Rico. Express merchandise is also available at franchise stores in the Middle East and Latin America. The Company also markets and sells its products through the Company's e-commerce website, www.express.com.

Forward-Looking Statements:
Certain statements are "forward-looking statements" made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include any statement that does not directly relate to any historical or current fact and include, but are not limited to, (1) guidance for the third quarter and full year 2014, including statements regarding expected comparable sales, effective tax rates, interest expense, net income, earnings per diluted share, and capital expenditures, (2) statements regarding expected store openings, store closures, and gross square footage, and (3) statements regarding the Company's future plans and initiatives. Forward-looking statements are based on our current expectations and assumptions, which may not prove to be accurate. These statements are not guarantees and are subject to risks, uncertainties and changes in circumstances that are difficult to predict. Many factors could cause actual results to differ materially and adversely from these forward-looking statements. Among these factors are (1) changes in consumer spending and general economic conditions; (2) our ability to identify and respond to new and changing fashion trends, customer preferences, and other related factors; (3) fluctuations in our sales and results of operations on a seasonal basis and due to store events, promotions, and a variety of other factors; (4) competition from other retailers; (5) customer traffic at malls, shopping centers, and our stores; (6) our dependence on a strong brand image; (7) our ability to develop and maintain a reliable omni-channel experience for our customers; (8) the failure or breach of information systems upon which we rely; (9) our ability to protect customer data from fraud and theft; (10) our dependence upon independent third parties to manufacture all of our merchandise; (11) changes in the cost of raw materials, labor, and freight; (12) supply chain disruption; (13) our dependence upon key executive management; (14) our growth strategy, including our new store, e-commerce, and international expansion plans; (15) our reliance on third parties to provide us with certain key services for our business; (16) claims made against us resulting in litigation or changes in laws and regulations applicable to our business; (17) impairment charges on long-lived assets; (18) lease obligations and our substantial indebtedness, including restrictions imposed by such indebtedness on current and future operations; and (19) uncertainty associated with Sycamore Partners' expressed interest in acquiring the Company. Additional information concerning these and other factors can be found in Express, Inc.'s filings with the Securities and Exchange Commission. We undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.

Schedule 1
Express, Inc.
Consolidated Balance Sheets
(In thousands)
(Unaudited)

	August 2, 2014	February 1, 2014	August 3, 2013
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$253,327	$311,884	$234,250
Receivables, net	20,129	17,384	13,510
Inventories	239,898	212,510	241,933
Prepaid minimum rent	28,511	28,554	26,030
Other	25,318	13,129	32,172
Total current assets	567,183	583,461	547,895

PROPERTY AND EQUIPMENT	820,187	767,661	686,777
Less: accumulated depreciation	(410,330)	(391,539)	(364,576)
Property and equipment, net	409,857	376,122	322,201

TRADENAME/DOMAIN NAME	197,822	197,812	197,787
DEFERRED TAX ASSETS	17,480	17,558	16,808
OTHER ASSETS	6,580	7,717	9,100
Total assets	$1,198,922	$1,182,670	$1,093,791

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$168,818	$154,736	$197,050
Deferred revenue	20,609	28,436	19,459
Accrued expenses	87,904	116,035	85,090
Total current liabilities	277,331	299,207	301,599

LONG-TERM DEBT	199,345	199,170	199,003
DEFERRED LEASE CREDITS	121,861	114,509	104,866
OTHER LONG-TERM LIABILITIES	106,482	95,215	70,062
Total liabilities	705,019	708,101	675,530

COMMITMENTS AND CONTINGENCIES

Total stockholders’ equity	493,903	474,569	418,261
Total liabilities and stockholders’ equity	$1,198,922	$1,182,670	$1,093,791

Note: Certain prior period amounts have been reclassified or adjusted to conform to current year presentation.

Schedule 2
Express, Inc.
Consolidated Statements of Income and Comprehensive Income
(In thousands, except per share amounts)
(Unaudited)

	Thirteen Weeks Ended		Twenty-Six Weeks Ended
	August 2, 2014	August 3, 2013	August 2, 2014	August 3, 2013
NET SALES	$481,420	$490,075	$942,072	$999,437
COST OF GOODS SOLD, BUYING AND OCCUPANCY COSTS	345,395	337,528	668,674	676,113
Gross profit	136,025	152,547	273,398	323,324
OPERATING EXPENSES:
Selling, general, and administrative expenses	121,923	119,176	244,783	231,799
Other operating income, net	(506)	(44)	(984)	(584)
Total operating expenses	121,417	119,132	243,799	231,215

OPERATING INCOME	14,608	33,415	29,599	92,109

INTEREST EXPENSE, NET	5,941	4,776	11,838	9,581
OTHER EXPENSE (INCOME), NET	22	576	(3)	805
INCOME BEFORE INCOME TAXES	8,645	28,063	17,764	81,723
INCOME TAX EXPENSE	1,778	11,154	5,814	32,377
NET INCOME	$6,867	$16,909	$11,950	$49,346

OTHER COMPREHENSIVE INCOME:
Foreign currency translation gain	102	146	484	216
COMPREHENSIVE INCOME	$6,969	$17,055	$12,434	$49,562

EARNINGS PER SHARE:
Basic	$0.08	$0.20	$0.14	$0.58
Diluted	$0.08	$0.20	$0.14	$0.58

WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic	84,172	85,001	84,088	85,048
Diluted	84,440	85,572	84,432	85,531

Note: Certain prior period amounts have been reclassified or adjusted to conform to current year presentation.

Schedule 3
Express, Inc.
Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Twenty-Six Weeks Ended
	August 2, 2014	August 3, 2013
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$11,950	$49,346
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	39,048	34,754
Loss on disposal of property and equipment	121	286
Impairment charge	2,800	—
Excess tax benefit from share-based compensation	(32)	(64)
Share-based compensation	10,267	10,837
Landlord allowance amortization	(5,842)	(4,513)
Changes in operating assets and liabilities:
Receivables, net	(2,721)	(2,408)
Inventories	(27,298)	(27,103)
Accounts payable, deferred revenue, and accrued expenses	(21,372)	(20,533)
Other assets and liabilities	(2,116)	(4,069)
Net cash provided by operating activities	4,805	36,533

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(59,466)	(45,538)
Purchase of intangible assets	(10)	(69)
Net cash used in investing activities	(59,476)	(45,607)

CASH FLOWS FROM FINANCING ACTIVITIES:
Payments on lease financing obligations	(752)	(29)
Excess tax benefit from share-based compensation	32	64
Proceeds from exercise of stock options	—	2,828
Repurchase of common stock	(3,343)	(15,756)
Net cash used in financing activities	(4,063)	(12,893)

EFFECT OF EXCHANGE RATE ON CASH	177	(80)

NET DECREASE IN CASH AND CASH EQUIVALENTS	(58,557)	(22,047)
CASH AND CASH EQUIVALENTS, Beginning of period	311,884	256,297
CASH AND CASH EQUIVALENTS, End of period	$253,327	$234,250

Note: Certain prior period amounts have been reclassified or adjusted to conform to current year presentation.

Schedule 4
Express, Inc.
Real Estate Activity
(Unaudited)

Second Quarter 2014 - Actual				August 2, 2014
Company-Operated Stores	Opened	Closed	Conversion	Store Count	Gross Square Footage
United States - Retail Stores	1	(5)	—	591
United States - Outlet Stores	3	—	—	20
Canada	1	—	—	17
Total	5	(5)	—	628	5.5 million

Third Quarter 2014 - Projected				November 1, 2014
Company-Operated Stores	Opened	Closed	Conversion	Store Count	Gross Square Footage
United States - Retail Stores	4	(3)	—	592
United States - Outlet Stores	9	—	—	29
Canada	—	—	—	17
Total	13	(3)	—	638	5.6 million

Full Year 2014 - Projected				January 31, 2015
Company-Operated Stores	Opened	Closed	Conversion	Store Count	Gross Square Footage
United States - Retail Stores	7	(20)	(19)	585
United States - Outlet Stores	18	—	19	37
Canada	2	—	—	17
Total	27	(20)	—	639	5.6 million